REPORT OF INDEPENDENT AUDITORS

We have audited the supplemental consolidated balance sheets of Andrew Corporation (formed as a result of the consolidation of Andrew Corporation and The Antenna Company) as of September 30, 1995 and 1994 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. The supplemental consolidated financial statements give retroactive effect to the merger of Andrew Corporation and The Antenna Company, on March 15, 1996, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Andrew Corporation. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those stanadards require that we plan and perform the audit to obtain reaonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Andrew Corporation at September 30, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1995 after giving retroactive effect to the merger of The Antenna Company, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

/s/ Ernst & Young, LLP

November 3, 1995
except for Subsequent Events footnote,
as to which the date is August 28, 1996

CONSOLIDATED STATEMENTS OF INCOME
ANDREW CORPORATION                                   Year Ended September 30
- ---------------------------------------------------------------------------------
Amounts in Thousands, Except per Share Amounts     1995       1994       1993
- ---------------------------------------------------------------------------------
SALES                                              $663,960   $588,233   $451,957
Cost of products sold                               381,842    345,768    265,357
- ---------------------------------------------------------------------------------
GROSS PROFIT                                        282,118    242,465    186,600

OPERATING EXPENSES
Sales and administrative                            143,015    136,766    114,558
Research and development                             25,124     26,611     22,479
- ---------------------------------------------------------------------------------
                                                    168,139    163,377    137,037
- ---------------------------------------------------------------------------------
OPERATING INCOME                                    113,979     79,088     49,563

OTHER
Interest expense                                      5,643      5,492      5,772
Interest income                                      (2,562)    (1,343)      (830)
Other expense (income)                                1,425      3,295     (1,530)
- ---------------------------------------------------------------------------------
                                                      4,506      7,444      3,412
- ---------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                          109,473     71,644     46,151

Income taxes                                         39,518     25,877     16,748
- ---------------------------------------------------------------------------------
NET INCOME                                          $69,955    $45,767    $29,403
=================================================================================

NET INCOME PER AVERAGE SHARE
     OF COMMON STOCK OUTSTANDING                      $1.16      $0.76      $0.50
=================================================================================

AVERAGE SHARES OUTSTANDING                           60,485     60,308     59,192
=================================================================================

See Notes to Consolidated Financial Statements

ANDREW CORPORATION
CONSOLIDATED BALANCE SHEETS
                                                  September 30
- ---------------------------------------------------------------------
Dollars in Thousands                            1995        1994
- ---------------------------------------------------------------------
ASSETS

Current Assets
Cash and cash equivalents                       $  46,064   $  40,714
Accounts receivables, less allowances
  (1995 - $3,071; 1994 - $2,826)                  147,598     130,439
Inventories
  Finished products                                45,333      34,005
  Materials and work in process                    78,992      57,912
- ---------------------------------------------------------------------
                                                  124,325      91,917

Miscellaneous current assets                        4,758       6,090
- ---------------------------------------------------------------------
Total Current Assets                              322,745     269,160

Other Assets
Costs in excess of net assets of businesses
  acquired less accumulated amortization
  (1995 - $16,524; 1994 - $13,919)                 35,667      38,272
Investments in and advances to affiliates          33,480      27,119
Investments and other assets                       10,661      14,157

Property, Plant and Equipment
Land and land improvements                          9,402       8,496
Buildings                                          55,069      52,422
Equipment                                         212,952     172,416
Allowances for depreciation and amortization     (174,862)   (156,716)
- ---------------------------------------------------------------------
                                                  102,561      76,618
- ---------------------------------------------------------------------
                                                $ 505,114   $ 425,326
- ---------------------------------------------------------------------

See Notes to Consolidated Financial Statements

ANDREW CORPORATION
CONSOLIDATED BALANCE SHEET
                                                      September 30
- -------------------------------------------------------------------------
Dollars in Thousands                                1995        1994
- -------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes Payable                                       $   2,450   $   1,700
Accounts payable                                       30,628      26,894
Accrued expenses and other liabilites                  17,893      24,740
Compensation and related expenses                      25,815      23,228
Income taxes                                           13,994      15,188
Current portion of long-term debt                       4,801       5,705
- -------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                              95,581      97,455


DEFERRED LIABILITIES                                    7,087       5,226


LONG-TERM DEBT, less current portion                   45,255      46,092


STOCKHOLDERS' EQUITY
Common stock (par value, $.01 a share:
  100,000,000 shares authorized;
  68,480,735 shares issued, including treasury)           457         304
Additional paid-in capital                             35,588      22,356
Foreign currency translation                            1,077      (1,250)
Retained earnings                                     368,517     298,562
Treasury stock, at cost (8,431,449 shares in 1995;
  9,463,546 shares in 1994)                           (48,448)    (43,419)
- -------------------------------------------------------------------------
                                                      357,191     276,553
- -------------------------------------------------------------------------
                                                    $ 505,114   $ 425,326
- -------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                        Year Ended September 30
- ------------------------------------------------------------------------------------
Dollars in Thousands                                  1995       1994       1993
- ------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATIONS
Net Income                                            $ 69,955   $ 45,767   $ 29,403

ADUSTMENTS TO NET INCOME
Depreciation and amortization                           25,803     22,889     21,478
Equity in losses of affiliates                           1,462        913        150
Increase in accounts receivable                        (15,334)   (18,087)    (1,078)
Increase in inventories                                (32,078)   (17,725)    (5,185)
Decrease (increase) in miscellaneous
     current and other assets                            5,488     (1,667)    (1,479)
Increase in receivable from affiliates                  (1,171)    (6,467)        -
Increase in accounts payable and
     other liabilities                                   1,638     27,561     10,204
Other                                                       53       (841)     1,418
- ------------------------------------------------------------------------------------
NET CASH FROM OPERATIONS                                55,816     52,343     54,911

INVESTING ACTIVITIES
Capital expenditures                                   (48,076)   (28,471)   (18,479)
Investments in and advances to affiliates               (7,823)   (10,626)   (15,513)
Proceeds from sale of property, plant and equipment        532        405        697
- ------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                  (55,367)   (38,692)   (33,295)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                 3,842         -         800
Payments on long-term debt                              (5,583)      (696)    (4,202)
Short-term borrowings (payments)-net                       750      1,700     (8,000)
Stock purchase and option plans                          5,561      3,255      5,464
- ------------------------------------------------------------------------------------
NET CASH FROM (USED IN) FINANCING ACTIVITIES             4,570      4,259     (5,938)
Effect of exchange rate changes on cash                    331        803     (1,440)
- ------------------------------------------------------------------------------------
Increase for the year                                    5,350     18,713     14,238
Cash and equivalents at beginning of year               40,714     22,001      7,763
- ------------------------------------------------------------------------------------
CASH AND EQUIVALENTS AT END OF YEAR                   $ 46,064   $ 40,714   $ 22,001
- ------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                Year Ended September 30
- ---------------------------------------------------------------------------------------------
In Thousands                                                1995        1994        1993
- ---------------------------------------------------------------------------------------------
COMMON STOCK ISSUED
Balance at beginning of year (1993 as previously stated)    $     304   $     203   $     101
Three-for-two stock split                                         153         101
Two-for-one stock split                                                                   102
- ---------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                      $     457   $     304   $     203
=============================================================================================
ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year (1993 as previously stated)    $  22,356   $  19,599   $  28,343
Three-for-two stock split                                        (153)       (101)        -
Two-for-one stock split                                           -          -           (102)
Stock purchase and option plans                                13,385       2,858         207
Pooling of Interests with The Antenna Company                     -          -         (8,849)
- ---------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                      $  35,588   $  22,356   $  19,599
=============================================================================================

RETAINED EARNINGS
Balance at beginning of year (1993 as previously stated)    $ 298,562   $ 252,795   $ 222,672
Net Income                                                     69,955      45,767      29,403
Pooling of Interests with The Antenna Company                     -          -            720
- ---------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                      $ 368,517   $ 298,562   $ 252,795
=============================================================================================

TREASURY STOCK
Balance at beginning of year (1993 as previously stated)    $ (43,419)  $ (45,323)  $ (61,144)
Stock purchase and option plans                                (5,029)      1,904       6,939
Pooling of Interests with The Antenna Company                     -          -          8,882
- ---------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                      $ (48,448)  $ (43,419)  $ (45,323)
=============================================================================================

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary of Significant Accounting Policies

Principles of consolidation
The consolidated financial statements include the accounts of the company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash equivalents
The company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the relative short-term maturity of these investments.

Inventories
Inventories are stated at the lower of cost or market. Inventories stated under the last-in, first-out (LIFO) method represent 39% of total inventories in 1995 and 42% of total inventories in 1994. The remaining inventories are valued on the first-in, first-out (FIFO) method and the weighted average method.

If the FIFO method, which approximates current replacement cost, had been used for all inventories, the total amount of inventories would have been increased by $11,189,000 and $11,610,000 at September 30, 1995 and 1994, respectively.

Depreciation and amortization
The company provides for depreciation and amortization of property, plant and equipment, all of which are recorded at cost, principally using accelerated methods based on estimated useful lives of the assets for both financial reporting and tax purposes. Costs in excess of net assets of businesses acquired are amortized on the straight-line basis over periods ranging from 10 to 40 years.

Investments in affiliates
Investments in affiliates are accounted for using the equity method, under which the company's share of earnings or losses of these affiliates is reflected in income as earned and dividends are credited against the investment in affiliates when received.

Revenue recognition
Revenue is recognized from sales, other than long-term contracts, when a product is shipped or a service is performed. Sales under long-term contracts generally are recognized under the percentage of completion method and include a portion of the earnings expected to be realized on the contract in the ratio that costs incurred bear to estimated total costs. Contracts in progress are reviewed monthly, and sales and earnings are adjusted in current accounting periods based on revisions in contract value and estimated costs at completion. Estimated losses on contracts are provided when identified.

Foreign currency translation
The functional currency for the company's foreign operations is predominantly the applicable local currency. Accounts of foreign operations are translated into US dollars using year-end exchange rates for assets and liabilities and average monthly exchange rates for revenue and expense accounts. Adjustments resulting from translation are included as a seperate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in determining net income.

Income taxes
Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws. In years prior to fiscal 1994, deferred taxes were accounted for in accordance with Accounting Principles Board ("APB") Opinion No. 11.

Net income per share
Net income per share is based on the weighted average number of common shares outstanding during each year after giving effect to stock options considered to be dilutive common stock equivalents. Fully diluted net income per share is not materially different from primary earnings per share.

Accounting changes
The company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" during the first quarter of fiscal year 1995. During the first quarter of 1994, the company adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," SFAS No. 109 "Accounting for Income Taxes" and SFAS No. 112 "Employers' Accounting for Postemployment Benefits". The adoption of these statements did not have a material effect on the company's financial statements.

Investments in Affiliates
The company's investments in affiliates represent 40 to 50 percent interests in several start-up network telecommunications joint ventures located in Russia and Ukraine. The combined operating results of the ventures and the company's share thereof were not material to the company's 1995, 1994 and 1993 operating results.


Unbilled Receivables
At September 30, 1995, unbilled receivables of $11,750,000 are included in accounts receivable, compared to $14,207,000 at September 30, 1994. These amounts will be billed in accordance with contract terms and delivery schedules and are generally expected to be collected within one year.


Profit Sharing Plans
Most employees of Andrew Corporation and its subsidiaries participate in various retirement plans, principally defined contribution profit sharing plans. The amounts charged to earnings for these plans in 1995, 1994, and 1993 were $11,696,000, $11,027,000, and $7,025,000 respectively.

Borrowings
- --------------------------------------------------------------------------------

Lines of Credit
The Company maintains a $50 million revolving line of credit agreement with Bank of America, Illinois and a $5 million line of credit agreement with LaSalle National Bank. The maximum outstanding during 1995 under the LaSalle line of credit was $3.3 million with a weighted average interest rate of 8.75%. There were no amounts outstanding under the Bank of America, Illinois line of credit at September 30, 1995.

Long-term Debt
Long-term debt at September 30 consisted of the following:
In Thousands                                             1995        1994
                                                        -------    -------
9.52% senior notes payable to insurance companies
  in annual installments from 1995 to 2005              $45,455    $50,000
Variable rate Industrial Development Revenue Bond
  with Coweta County, Georgia                             3,800         -
Other                                                       801      1,797
Less Current Portion                                      4,801      5,705
                                                        -------    -------
Total Long-Term Debt                                    $45,255    $46,092
                                                        =======    =======

Under the terms of the loan agreements, the company has agreed to maintain certain levels of working capital and net worth. The loan agreements further provide restrictions on dividend payments. At September 30, 1995, all these requirements have been met.

The principal amounts of long-term debt maturing after September 30, 1995 are:

In Thousands    1996    1997     1998     1999      2000      Thereafter
               ------  ------   ------   ------    ------     ----------
               $4,801  $5,080   $4,555   $4,545    $4,545      $26,530

Cash payments for interest on all borrowings were $5,339,000, $5,307,000 and $5,398,000 in 1995,1994 and 1993, respectively.

The carrying amount of long-term debt as of September 30, 1995 approximates fair value. The fair value was determined by discounting the future cash outflows based upon the current market rates for instruments with a similar risk and term to maturity.

INCOME TAXES
- --------------------------------------------------------------------------------

The composition of the provision for income taxes follows:
                                             YEAR ENDED SEPTEMBER 30
DOLLARS IN THOUSANDS                         1995      1994      1993
                                           --------  --------  --------
Currently Payable:
Federal                                    $ 19,957  $ 14,191  $  4,809
Non-United States                            13,640    12,860    10,817
State                                         3,624     3,008     1,391
                                           --------  --------  --------
                                             37,221    30,059    17,017

Deferred (Credit):
Federal and State                             2,199    (3,662)     (232)
Non-United States                                98      (520)      (37)
                                           --------  --------  --------
                                              2,297    (4,182)     (269)
                                           --------  --------  --------
                                           $ 39,518  $ 25,877  $ 16,748
                                           ========  ========  ========

Income Taxes Paid                          $ 27,387  $ 19,461  $  8,155
                                           ========  ========  ========
Components of Income
Before Income Taxes:
United States                                67,079    32,918    14,577
Non-United States                            42,394    38,726    31,574
                                           --------  --------  --------
                                           $109,473  $ 71,644  $ 46,151
                                           ========  ========  ========

The company's effective income tax rate varied from the statutory United
States federal income tax rate because of the following:
                                                 1995      1994      1993
                                                ------    ------    ------
Statutory United States federal tax rate        35.0 %    35.0 %    35.0 %
Foreign Sales Corporation (FSC)                 (2.3)     (2.7)     (2.5)
State income taxes, net of federal tax effect    2.2       2.4       1.8
Goodwill amortization                            0.9       1.3       2.1
Other items                                      0.3       0.1      (0.1)
                                                ------    ------    ------
Effective Tax Rate                              36.1 %    36.1 %    36.3 %
                                                ======    ======    ======

The tax effects of temporary differences have given rise to gross deferred tax assets of $7,402,000, primarily accrued expenses and inventory, and gross deferred tax liabilities of $5,781,000, primarily depreciation, as of September 30, 1995. The company has not recorded a valuation allowance for deferred tax assets, because the existing net deductible temporary differences will reverse during periods in which the company expects to generate taxable income.

No provision has been made for income taxes of approximately $4,584,000 at September 30, 1995, which would be payable should undistributed net income of $75,329,000 of subsidiaries located outside the United States be distributed as dividends, since any tax resulting from such a distribution could be substantially offset by resulting tax credits.

STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------
Each outstanding common share has attached to it a one Share Purchase Right which, until exercisable, cannot be transferred apart from the company's Common Stock. The Rights will only become exercisable if a person or group acquires 27% or more of the company's Common Stock or announces an offer to acquire 30% or more of the company's Common Stock. In the event the Rights become exercisable, each Right may entitle the holder to purchase Common Stock of either the surviving or acquired company at one-half its market price.

The company currently maintains a long-term Management Incentive Program which provides for the issuance of up to 6,075,000 common shares in the form of stock options and awards and the awarding of performance units payable in cash or stock to key officers and other employees. Substantially all options granted under this plan become fully exercisable at the end of a four-year period and expire five years after grant.

The company also maintains a Stock Option Plan for non-employee Directors that provides for the issuance of up to 675,000 common shares. Options issued under this plan vest over a five-year period and expire ten years after grant.

Information on options for the last three years ended September 30 is as follows:

                                          Year Ended September 30
                                  --------------------------------------
                                     1995           1994         1993
                                  ----------     ---------    ----------
Outstanding at beginning of year   2,347,200     2,531,142     3,929,810
Granted                              558,675       693,225       337,500
Expired or cancelled                 (48,101)      (95,715)     (280,085)
Exercised                         (1,279,350)     (781,452)   (1,456,083)
                                  ----------     ---------    ----------
Outstanding at End of Year         1,578,424     2,347,200     2,531,142
                                  ==========     =========    ==========
Exercisable at End of Year           204,525       765,742       699,975
                                  ==========     =========    ==========

                                         Year Ended September 30
                            -------------------------------------------------
                                   1995            1994           1993
                            ---------------- ---------------   --------------
Price range of options:
Outstanding at end of year  $  1.97 - 25.67  $  1.97 - 14.37   $ 1.97 -  8.07
Granted during the year     $ 22.89 - 25.67  $ 10.45 - 14.37   $ 6.26 -  8.07
Exercised during the year   $  2.89 -  6.26  $  2.07 -  8.07   $ 1.97 -  5.87

The company also has an Employee Stock Purchase Plan which expires February 1, 1999. All employees with six months of service as of the annual offering date are eligible to participate in this Plan. The Plan authorizes up to 1,181,250 shares of Common Stock to be sold to employees at 85% of market value. Through September 30, 1995, 277,767 shares have been issued under the Plan.

At September 30, 1995, 3,491,685 shares of Common Stock were reserved for the various stock plans described above.

On February 8, 1995, the company's Board of Directors approved a three-for-two stock split to stockholders of record on February 22, 1995, payable March 8, 1995. A three-for-two stock split was also effected in March, 1994 and a two-for-one stock split was effected in March, 1993.

Common Stock issued and outstanding and held in treasury is summarized in the tables below:

                                                      Year Ended September 30
                                                  1995         1994         1993
                                               ----------   ----------   ----------
Shares of Common Stock - Issued
Balance at beginning of year                   30,435,882   20,290,588   10,145,294
Three-for-two stock split                      15,217,941   10,145,294           --
Two-for-one stock split                                --           --   10,145,294
                                               ----------   ----------   ----------
Balance at End of Year                         45,653,823   30,435,882   20,290,588
                                               ==========   ==========   ==========

Shares of Common Stock - Held in Treasury
Balance at beginning of year
     (1993 as previously stated)                4,206,023    3,038,920    1,982,452
Three-for-two stock split                       2,103,012    1,519,460           --
Two-for-one stock split                                --           --    1,825,057
Stock purchase and option plans                  (688,065)    (352,357)    (311,831)
Pooling of Interests with The Antenna Company          --           --     (456,758)
                                               ----------   ----------   ----------
Balance at End of Year                          5,620,970    4,206,023    3,038,920
                                               ==========   ==========   ==========

Foreign currency translation adjustments increased equity by $2.3 million during the year ended September 30, 1995. Foreign currency translation adjustments increased equity $4.2 million and decreased equity $7.6 million during the years ended September 30, 1994 and 1993, respectively.

Geographic Area Information

______________________________________________________________
In thousands                    1995       1994       1993
- --------------------------------------------------------------
Sales:
United States:
Customers                       $479,883   $440,439   $328,879
Intercompany                      62,302     42,754     34,539
- --------------------------------------------------------------
                                 542,185    483,193    363,418

Europe:
Customers                        129,029     99,039     81,134
Intercompany                      13,890      5,462      2,510
- --------------------------------------------------------------
                                 142,919    104,501     83,644
Australasia:
Customers                         32,531     29,254     17,201
Intercompany                       1,208        390        228
- --------------------------------------------------------------
                                  33,739     29,644     17,429
Other Americas:
Customers                         22,517     19,501     24,743
Intercompany                       5,285      3,449      3,008
- --------------------------------------------------------------
                                  27,802     22,950     27,751
Eliminations                      82,685     52,055     40,285
- --------------------------------------------------------------
Consolidated Sales              $663,960   $588,233   $451,957
- --------------------------------------------------------------

United States - Export Sales    $103,090   $101,829    $54,253
- --------------------------------------------------------------

Operating Income:
United States                     73,230     44,733     20,074
Europe                            20,092     17,629     17,983
Australasia                       16,979     12,447      6,472
Other Americas                     3,678      4,279      5,034
- --------------------------------------------------------------
Consolidated Operating Income   $113,979    $79,088    $49,563
- --------------------------------------------------------------

Assets Identifiable to:
United States                    371,455    321,497    258,642
Europe                           101,550     76,758     61,112
Australasia                       13,019     11,406      7,273
Other Americas                    19,090     15,665     16,849
- --------------------------------------------------------------
Consolidated Assets             $505,114   $425,326   $343,876
- --------------------------------------------------------------

Industry Segment Information
- --------------------------------------------------------------------------------

The company operates in three strategic business segments: commercial, government and network. The commercial segment serves commercial markets, including telecommunications companies, radio equipment companies, television stations, utilities and distributors. Products include antennas and antenna systems, and coaxial cable. The government segment serves government markets-federal, foreign and local. Products include specialized antennas and communication reconnaissance systems sold to various United States government agencies and friendly foreign governments. Products also include coaxial cable and standard antennas sold to government customers. The network segment provides products and services supporting the integration of voice, data and video in corporate telecommunication networks. The corporate and other category includes certain expenses for corporate administration; long-range research and development; costs related to unconsolidated affiliates; and results of operations which do not relate to business segments, as well as the assets associated therewith. Corporate identifiable assets also include cash and equivalents. In 1995, direct and indirect sales to agencies of the United States federal government totaled $22,337,000 compared to $27,840,000 in 1994 and $31,257,000 in 1993.

Financial information by industry segment is as follows:

                                                                   Corporate
In Thousands                    Commercial  Government  Network    And Other   Total
                                ----------  ----------  --------   ---------   --------
1995:
Sales                           $579,984    $ 41,455    $ 39,217   $  3,304    $663,960
Operating income (loss)          142,658       3,879      (3,048)   (29,510)    113,979
Identifiable assets              329,039      75,308      36,834     63,933     505,114
Capital Expenditures              42,535       1,436       1,305      2,800      48,076
Depreciation and amortization     19,132       2,131       3,202      1,338      25,803

1994:
Sales                           $487,579    $ 43,611    $ 52,208   $  4,835    $588,233
Operating income (loss)          114,590       1,067      (5,409)   (31,160)     79,088
Identifiable assets              238,276      66,800      42,502     77,748     425,326
Capital Expenditures              24,362       1,527         655      1,927      28,471
Depreciation and amortization     14,076       3,256       3,494      2,063      22,889

1993:
Sales                           $336,621    $ 53,958    $ 57,681   $  3,697    $451,957
Operating income (loss)           74,145       2,547      (1,586)   (25,543)     49,563
Identifiable assets              177,061      65,109      52,131     49,575     343,876
Capital Expenditures              11,453       2,614       1,975      2,437      18,479
Depreciation and amortization     12,743       3,531       3,440      1,764      21,478

Selected Quarterly Financial Information (Unaudited)
- -------------------------------------------------------------------------------

Due to variability of shipments under large contracts, customers' seasonal installation considerations, variations in product mix and in profitability of individual orders, the company can experience wide quarterly fluctuations in net sales and income. Consequently, it is more meaningful to focus on annual rather than quarterly results.

- -----------------------------------------------------------------------------------------
In Thousands, Except Per Share Amounts    December   March    June     September  Total
- -----------------------------------------------------------------------------------------
1995:
Sales                                     151,731    163,736  170,478  178,015    663,960
Gross profit                               62,251     65,983   73,688   80,196    282,118
Income before income taxes                 18,543     22,065   29,735   39,130    109,473
Net Income                                 11,954     14,129   18,960   24,912     69,955
Net income per share                         0.20       0.23     0.31     0.41       1.16<F1>

Common Stock Price Range:
High                                        23.83      29.83    38.59    42.67
Low                                         19.67      22.67    27.33    36.67
- -----------------------------------------------------------------------------------------

1994:
Sales                                     128,976    149,205  143,464  166,588    588,233
Gross profit                               51,029     55,236   61,297   74,903    242,465
Income before income taxes                 10,218     14,865   17,967   28,594     71,644
Net Income                                  6,584      9,511   11,505   18,167     45,767
Net income per share                         0.11       0.16     0.19     0.30       0.76

Common Stock Price Range:
High                                        12.92      15.42    17.58    22.33
Low                                          8.75      10.75    13.67    16.00
- ----------------------------------------------------------------------------------------

<F1>
The sum of net income per share for the four quarters in 1995 does not equal earnings per share for the year due to differences in average shares outstanding.

SUBSEQUENT EVENTS
- --------------------------------------------------------------------------------

Stock Split
On February 7, 1996, the Company's Board of Directors declared a three-for-two stock split to stockholders of record on February 21, 1996, payable March 6, 1996. All share and per share amounts have been restated for all periods presented to reflect the stock split.

Business Acquisitions
In March 1996 Andrew Corporation completed its acquisition of The Antenna Company, a manufacturer and distributor of wireless telephone antennas and accessories for mobile applications. The transaction has been accounted for as a pooling of interests, and accordingly, the accompanying financial statements have been restated to include the accounts and operations of The Antenna Company for all perions prior to the merger. Andrew exchanged 1,541,564 shares of its common stock for all the outstanding stock of the privately held The Antenna Company.

Separate results of the combining entities for the three years ended September 30, 1995 are as follows:

                                          Year Ended September 30
                                 -----------------------------------------
In Thousands                     1995           1994           1993
                                 -----------------------------------------
Sales:
     Andrew Corporation          $626,463       $558,457       $430,820
     The Antenna Company           37,497         29,776         21,137
                                 -----------------------------------------
                                 $663,960       $558,233       $451,957
                                 =========================================

Net Income:
     Andrew Corporation          $ 67,809       $ 44,395       $ 27,862
     The Antenna Company            2,146          1,372          1,541
                                 -----------------------------------------
                                 $ 69,955       $ 45,767       $ 29,403
                                 =========================================